UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12
BIOGEN IDEC INC.
(Name of Registrant as Specified In Its Charter)
N.A.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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For More Information Contact:
Biogen Idec Media Contact:
Jennifer Neiman
Senior Manager, Public Affairs
(617) 914-6524
Biogen Idec Investor Relations Contact:
Elizabeth Woo
Vice President, Investor Relations
(617) 679-2812
BIOGEN IDEC SENDS LETTER TO STOCKHOLDERS
Board Urges Election of Its Four Nominees
CAMBRIDGE, MA, May 26, 2008 – Biogen Idec (Nasdaq: BIIB) today announced that it has sent to its stockholders a letter urging them to vote Biogen Idec’s WHITE proxy card FOR all of the Company’s Board of Directors’ highly regarded and experienced nominees. The letter emphasizes several critical points for stockholders to consider in determining their vote:
1.	Since the merger of Biogen and Idec, the Company has achieved exceptional performance.

2.	Biogen Idec continues its market leadership in multiple sclerosis.

3.	Biogen Idec continues to grow and advance its product pipeline.

4.	Splitting Biogen Idec into two companies – as proposed by Carl Icahn and his nominees — would destroy stockholder value. The Icahn proposal demonstrates that he and his nominees simply do not understand our business and are the wrong individuals to represent shareholders’ interest.

5.	The Biogen Idec Board and management team continue to execute a detailed plan for increasing stockholder value.
The letter emphasizes that, “Under your Board’s leadership, Biogen Idec has achieved exceptional performance and consistently delivered on our commitments to stockholders. Your Board is comprised of highly qualified directors who bring the breadth and depth of experience critical to successfully running a global biopharmaceutical company.” Stockholders are asked to protect their interests by voting for the Board’s nominees, who “actively consider all opportunities to enhance stockholder value.”
The full letter to shareholders follows:
May 26, 2009
Dear Fellow Biogen Idec Stockholder:
Biogen Idec’s June 3rd Annual Meeting of Stockholders is rapidly approaching. We strongly urge you to vote Biogen Idec’s WHITE proxy card FOR all of your Board’s highly regarded and experienced nominees. Please use the WHITE proxy card to vote TODAY — by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.
In an attempt to try to justify another costly and distracting proxy contest, Carl Icahn and his nominees have been making a number of unsupported and erroneous assertions about your Company. They are also proposing to split Biogen Idec into two companies. Mr. Icahn and his nominees are wrong on the facts and their suggested breakup could destroy stockholder value. Once again, Icahn and his associates have demonstrated that they fundamentally do not understand our business.
SINCE THE MERGER OF BIOGEN AND IDEC YOUR COMPANY HAS
ACHIEVED EXCEPTIONAL PERFORMANCE
Biogen Idec’s performance in 2008 was exceptionally strong and exceeded our 2008 guidance and Wall Street expectations. Revenues increased by 29% from $3.2 billion in 2007 to $4.1 billion in 2008, and our non-GAAP earnings per share increased by 34% from $2.74 to $3.66.
Since the merger of Biogen and IDEC in November 2003, Biogen Idec’s stock has outperformed the Amex Biotechnology Index (BTK) and the S&P 500. During the same period:
•	Revenues have grown at a 17% compound annual growth rate (CAGR);

•	Non-GAAP diluted earnings per share have grown at a 25% CAGR;

•	Free cash flow has grown at a 37% CAGR to $1.3 billion;

•	Return on assets has increased from 4.5% to 12.6%;

•	Return on equity has increased from 6.0% to 19%; and

•	$5.1 billion has been returned to stockholders through share repurchases.

BIOGEN IDEC CONTINUES ITS MARKET LEADERSHIP IN MS
Biogen Idec continues to grow its world class global multiple sclerosis (MS) franchise, delivering value to stockholders and patients:
•	Biogen Idec is the global MS market share leader with a 34% market share with Avonex and Tysabri in March 2009;

•	Avonex is the most prescribed MS drug in the world and annual revenues have doubled from $1.2 billion in 2003 to $2.2 billion in 2008;

•	Tysabri has established a new level of efficacy in the treatment of MS and is approaching a $1 billion annual revenue rate and continues to grow; and

•	PEGylated interferon beta-1a, now in development, will enhance and extend the Avonex brand.
BIOGEN IDEC CONTINUES TO GROW AND ADVANCE ITS PIPELINE
Biogen Idec’s investment and execution has resulted in a broad and deep pipeline characterized by Moody’s Investor Services as the highest quality late-stage pipeline in the industry. Since the merger, Biogen Idec has doubled its investment in research and development. As a result:
•	Biogen Idec has nearly tripled the number of research and development programs from 26 to 73;

•	Biogen Idec has nine programs in late-stage trials, 31 programs in early-stage trials and 28 discovery programs; and

•	Biogen Idec has completed 13 in-licensing and collaboration deals and three acquisitions.
SPLITTING BIOGEN IDEC INTO TWO COMPANIES WOULD DESTROY
STOCKHOLDER VALUE
Mr. Icahn’s proposal to split Biogen Idec into a neurology-focused company and a cancer-focused company is deeply flawed. Splitting the company would not unlock value, but instead would:
Create significant operational inefficiencies. The competitive advantages and synergies achieved through the merger of Biogen and Idec would be lost in significant areas, including research & development, manufacturing and sales and marketing;
Impose meaningful direct and indirect costs on both companies by eliminating the cost synergies realized after the merger and increasing the cost of capital for the smaller, less diversified, resulting companies; and
Eliminate cross therapeutic opportunities. Our products and drug candidates have applications across a broad range of therapeutic areas. Splitting Biogen Idec would eliminate cross-therapeutic opportunities. For example, both Tysabri and Rituxan are approved or in clinical trials for indications across neurology, oncology and immunology.

This misguided proposal demonstrates that Mr. Icahn and his nominees do not understand what has made Biogen Idec a global leader in its industry and are the wrong individuals to represent your interests.
YOUR BOARD AND MANAGEMENT CONTINUE TO EXECUTE A DETAILED PLAN
FOR INCREASING STOCKHOLDER VALUE
Your Board and management continue to increase value by executing our business plan:
•	Accelerate Tysabri’s growth

•	Extend Avonex and Rituxan through lifecycle management

•	Advance our robust pipeline

•	Leverage excess cash in a disciplined manner
In addition, the members of your Board actively consider all other opportunities to enhance stockholder value. Your Board is willing to engage in constructive dialogue with stockholders and is committed to acting in your interests.
PROTECT YOUR INVESTMENT—VOTE FOR YOUR BOARD’S NOMINEES ON THE
WHITE PROXY CARD
Under your Board’s leadership, Biogen Idec has achieved exceptional performance and consistently delivered on our commitments to stockholders. Your Board is comprised of highly qualified directors who bring the breadth and depth of experience critical to successfully running a global biopharmaceutical company.
We thank you for your continued support.
Your vote is extremely important, no matter how many or how few shares you own. Please use the WHITE proxy card to vote — by telephone, by Internet or by signing, dating and returning your WHITE proxy card in the enclosed postage-paid envelope TODAY.
Sincerely,

Bruce Ross, Chairman	James Mullen, Chief Executive Officer

Safe Harbor
This letter to stockholders contains forward-looking statements which appear under the heading “Your Board and Management Continue to Execute a Detailed Plan For Increasing Shareholder Value” and elsewhere. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect, including our continued dependence on our two principal products, AVONEX and RITUXAN, the uncertainty of success in commercializing other products including TYSABRI, the occurrence of adverse safety events with our products, competitive pressures, changes in the availability of reimbursement for our products, our dependence on collaborations over which we may not always have full control, failure to execute our growth initiatives, possible adverse impact of government regulation, problems with our manufacturing processes and our reliance on third parties, the impact of the global credit crisis, the market, interest and credit risks associated with our portfolio of marketable securities, our significant investment in a manufacturing facility currently under development, our ability to attract and retain qualified personnel, the risks of doing business internationally, the actions of activist shareholders, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, product liability claims, fluctuations in our effective tax rate, our level of indebtedness, environmental risks, aspects of our corporate governance and collaborations and the other risks and uncertainties that are described in Item 1.A. Risk Factors in our reports on Form 10-K and Form 10-Q and in other reports we file with the Securities and Exchange Commission (the “SEC”). These forward-looking statements speak only as of the date of this letter, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
Important Information
On April 27, 2009, Biogen Idec filed a definitive proxy statement with the SEC in connection with the Company’s 2009 Annual Meeting. Biogen Idec’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s web site at www.sec.gov or from Biogen Idec at http://investor.biogenidec.com. The Company’s definitive proxy statement and other materials will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142 or by contacting our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-5836.

TIME IS SHORT AND YOUR VOTE IS IMPORTANT
To ensure that your vote is represented at the meeting, we urge you to vote TODAY by Internet or telephone by following the simple instructions on the enclosed WHITE proxy card
If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (877) 750-5836
Banks and Brokers Call Collect: (212) 750-5833
IMPORTANT
We urge you NOT to sign any Gold proxy card sent to you by The Icahn Parties.
If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY— by Internet or by telephone.

GAAP TO NON-GAAP RECONCILIATION
Diluted EPS and Net Income
Condensed Consolidated Statements of Income — Operating Basis

(unaudited, $ in millions, except per share amounts)	FY 2003	FY 2004	FY 2005	FY 2006	FY 2007	FY 2008

GAAP diluted EPS	(4.92)	0.07	0.47	0.63	1.99	2.65
Adjustment to net income attributable to Biogen Idec Inc. (see below)	6.14	1.38	1.10	1.62	0.75	1.01
Effect of SFAS No.128 and EITF 03-06	—	(0.05)	—	—	—	—
Non-GAAP diluted EPS	1.22	1.40	1.57	2.25	2.74	3.66

GAAP Net Income Attributable to Biogen Idec Inc. ($M)	(875.1)	25.1	160.7	217.5	638.2	783.2
Revenue — Pre-merger Biogen product, royalty and corporate partner revenue	1,173.1	—	—	—	—	—
COGS — Fair value step up of inventory acquired from Biogen and Fumapharm	231.6	295.5	34.2	7.8	—	—
COGS — Pre-merger Biogen cost of sales	(179.2)	—	—	—	—	—
COGS — Royalties related to Corixa	1.8	—	—	—	—	—
COGS — Amevive divesture	—	—	36.4	—	—	—
R&D — Pre-merger Biogen net R&D	(301.1)	—	—	—	—	—
R&D — Severance and restructuring	—	3.1	20.3	0.3	1.2	1.2
R&D — Sale of plant	—	—	1.9	—	—	—
R&D — Expenses paid by Cardiokine	—	—	—	—	—	5.2
SG&A — Pre-merger Biogen SG&A	(346.7)	—	—	—	—	—
SG&A — Merger related and purchase accounting costs	—	—	—	0.1	—	—
SG&A — Severance and restructuring	13.2	9.3	19.3	2.0	0.6	3.8
Amortization of intangible assets primarily related to Biogen merger	33.2	347.7	302.3	267.0	257.5	332.7

In-process R&D related to the Biogen Idec merger, acquisitions of Conforma, Syntonix, and Fumapharm, and consolidation of Cardiokine, Neurimmune and Escoublac and contingent consideration payment in 2008 associated with the 2006 Conforma acquisition	823.0	—	—	330.5	84.2	25.0
Loss/(gain) on settlement of license agreements with Fumedica and Fumapharm	—	—	—	(6.1)	—	—
(Gain)/loss on sale of long lived assets	—	—	111.8	(16.5)	(0.4)	(9.2)
Other income, net: Pre-merger Biogen	32.9	—	—	—	—	—
Other income, net: Gain on sale of long lived assets	—	—	—	—	(7.1)	—
Write down of investments	—	12.7	—	—	—	—
Charitable donations and legal settlements	30.7	—	—	—	—	—
Income taxes: Income tax effect primarily related to reconciling items	(205.8)	(195.4)	(145.2)	(70.3)	(65.5)	(81.9)
Stock option expense	—	—	—	44.5	35.6	26.2
Net Income Attributable to Non-Controlling Interests: Consolidation of Cardiokine and Neurimmune and expenses paid by Cardiokine	—	—	—	—	(65.2)	(5.2)

Non-GAAP Net Income Attributable to Biogen Idec Inc.	431.7	498.0	541.7	776.8	879.1	1,081.0

Free Cash Flow Reconciliation (unaudited, $ in millions)

Free Cash Flow Reconciliation (unaudited, $ in millions)		FY 2004	FY 2005	FY 2006	FY 2007	FY 2008

Net cash flows provided by operating activities		728.0	889.5	841.3	1,020.6	1,564.5
Purchases of property, plant and equipment (Capital Expenditures)		361.0	318.4	198.3	284.1	276.0

Free Cash Flow		367.0	571.1	643.0	736.5	1,288.5

Notes: The non-GAAP financial measures presented in this table are utilized by Biogen Idec management to gain an understanding of the comparative financial performance of the Company. Our non-GAAP financial measures are defined as reported, or GAAP, values excluding (1) purchase accounting and merger-related adjustments, (2) stock option expense and the cumulative effect of an accounting change relating to the initial adoption of SFAS No. 123R and (3) other items. Our management uses these non-GAAP financial measures to establish financial goals and to gain an understanding of the comparative financial performance of the Company from year to year and quarter to quarter. Accordingly, we believe investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net income attributable to Biogen Idec, Inc., and non-GAAP diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec, Inc., and diluted EPS.
The GAAP figures reflect:
* 2004 and beyond — the combined Biogen Idec
* 2003 — a full year of IDEC Pharmaceuticals and 7 weeks of the former Biogen, Inc. (for the period 11/13/03 through 12/31/03)
Numbers may not foot due to rounding.